Exhibit 99.6

Citizens Communications Company Statements of the Ratio of Earnings to Fixed Charges (a) (dollars in thousands) (Unaudited)

	Years Ended December 31,
	2005	2004	2003	2002	2001

Pre-tax income (loss) from continuing operations before dividends on convertible preferred securities, extraordinary expense and cumulative effect of changes in accounting principle	$263,212	$ 61,311	$ 112,928	$ (439,953)	$ 34,671

(Income) or loss from equity investees	(91)	(1,267)	(259)	(907)	(1,137)

Pre-tax income (loss) from continuing operations before (income) or loss from equity investees	263,121	60,044	112,669	(440,860)	33,534

Fixed charges	346,531	386,372	418,223	443,976	340,608

Distributed income of equity investees	818	558	98	1,209	739

Interest capitalized	(2,176)	(2,278)	(2,993)	(7,390)	(5,675)

Preference security dividend requirements of consolidated subsidiaries	(2,008)	(8,718)	(10,063)	(10,063)	(10,063)

Carrying cost of equity forward contracts	-	-	-	-	(13,650)

Total earnings	$606,286	$ 435,978	$ 517,934	$ (13,128)	$ 345,493

Ratio of earnings to fixed charges	1.75	1.13	1.24	(0.03)	1.01

Note : The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a) For the year ended December 31, 2002, earnings were insufficent to cover fixed charges by $457.1 million.

Citizens Communications Company Statements of the Ratio of Earnings to Combined Fixed Charges and Preferred Dividends (a) (dollars in thousands) (Unaudited)

	Years Ended December 31,
	2005	2004	2003	2002	2001

Pre-tax income (loss) from continuing operations before dividends on convertible preferred securities, extraordinary expense and cumulative effect of changes in accounting principle	$263,212	$ 61,311	$ 112,928	$ (439,953)	$ 34,671

(Income) or loss from equity investees	(91)	(1,267)	(259)	(907)	(1,137)

Pre-tax income (loss) from continuing operations before adjustment for minority interest in consolidated subsidiaries or (income) or loss from equity investees	263,121	60,044	112,669	(440,860)	33,534

Fixed charges	346,531	386,372	428,286	454,038	364,321

Distributed income of equity investees	818	558	98	1,209	739

Interest capitalized	(2,176)	(2,278)	(2,993)	(7,390)	(5,675)

Preference security dividend requirements of consolidated subsidiaries	(2,008)	(8,718)	(10,063)	(10,063)	(10,063)

Carrying cost of equity forward contracts	-	-	-	-	(13,650)

Total earnings	$606,286	$ 435,978	$ 527,997	$ (3,066)	$ 369,206

Ratio of earnings to combined fixed charges	1.75	1.13	1.23	(0.01)	1.01

Note : The above calculation was performed in accordance with Regulation S-K 229.503(d) Ratio of earnings to fixed charges.

(a) For the year ended December 31, 2002, earnings were insufficent to cover fixed charges by $457.1 million.